EXHIBIT 23.1


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




We consent to the use in the Registration Statement of Red Oak Hereford Farms, Inc. on Form S-1 of our report dated March 1, 2000, except as to Note 15 which date is as of April 19, 2000, relating to the consolidated balance sheets of Red Oak Hereford Farms, Inc. as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years ended December 31, 1999 and 1998. We also consent to the reference to us under the heading "Experts" in such Prospectus.



By: /s/ HLB GROSS COLLINS, P.C.
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        HLB GROSS COLLINS, P.C.



Atlanta, Georgia
September 11, 2000